Exhibit 99.1

Independent Auditor’s Report

To the Board of Directors and Shareholders of Mandiant Corporation:

We have audited the accompanying consolidated financial statements of Mandiant Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mandiant Corporation and its subsidiaries at December 31, 2011 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the 2012 financial statements have been restated to correct an error. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

April 2, 2013, except for Note 2 as to which the date is February 1, 2014

Mandiant Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	As of December 31, 2011	As of December 31, 2012	As of September 30, 2013
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,753	$2,156	$4,651
Investments	500	17,001	12,503
Accounts receivable, net	13,369	22,198	31,738
Inventory	443	588	354
Deferred income taxes	1,331	2,004	4,221
Restricted cash, current portion	—	—	2,736
Prepaid expenses and other current assets	1,728	4,286	7,121

Total current assets	44,124	48,233	63,324

Property and equipment, net	1,260	4,939	11,049
Goodwill	—	4,853	4,853
Intangible assets, net	20	4,637	3,479
Restricted cash, non-current	42	2,774	102
Deposits	223	314	315
Deferred costs	—	99	397

Total assets	$45,669	$65,849	$83,519

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,130	$1,760	$3,345
Accrued salaries and related liabilities	4,346	7,224	13,129
Income taxes payable	—	59	—
Deferred revenue, current portion	3,251	8,579	16,216
Deferred rent, current portion	57	80	287

Total current liabilities	8,784	17,702	32,977
Non-current liabilities
Deferred rent, non-current	299	340	1,919
Deferred revenue, non-current	448	558	4,094
Deferred income taxes	506	3,215	3,821
Other non-current liabilities	—	859	34

Total non-current liabilities	1,253	4,972	9,868

Total liabilities	10,037	22,674	42,845

Commitments and contingencies (Note 9)
Stockholders’ equity
Convertible Series A preferred stock, $0.01 par value, 2,027,028 shares authorized, 186,072 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013 (unaudited); liquidation preference of $130 as of December 31, 2012 and September 30, 2013 (unaudited)	2	2	2
Convertible Series B preferred stock, $0.01 par value, 5,815,500 shares authorized, 2,684,647 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013 (unaudited); liquidation preference of $2,383 as of December 31, 2012 and September 30, 2013 (unaudited)	27	27	27
Convertible Series C preferred stock, $0.01 par value, 10,705,700 shares authorized, 10,705,632 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013 (unaudited); liquidation preference of $69,991 as of December 31, 2012 and September 30, 2013 (unaudited)	107	107	107
Common stock, $0.01 par value, 35,000,000 shares authorized, 6,139,074, 7,487,118 and 7,473,691 shares issued and outstanding as of December 31, 2011, December 31, 2012 and September 30, 2013 (unaudited), respectively	61	75	75
Additional paid-in capital	22,419	24,762	27,505
Retained earnings	13,016	18,207	13,022
Accumulated other comprehensive income	—	(5)	(64)

Total stockholders’ equity	35,632	43,175	40,674

Total liabilities and stockholders’ equity	$45,669	$65,849	$83,519

The accompanying notes are an integral part of these financial statements.

Mandiant Corporation

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Revenues
Services	$46,715	$71,556	$52,291	$71,341
Product sales	6,716	10,750	6,431	7,105

Total revenues	53,431	82,306	58,722	78,446

Operating expenses
Engineering and cost of revenues	22,582	42,512	28,973	54,709
Research and development expense	4,110	5,090	3,716	5,778
Selling, general and administrative expense	11,409	25,425	16,481	26,379

Total operating expenses	38,101	73,027	49,170	86,866

Income (loss) from operations	15,330	9,279	9,552	(8,420)

Other income (expense)
Interest income	4	4	1	3
Interest expense	—	—	—	(5)
Loss on disposal of property and equipment	(16)	—	—	—

Total other income (expense)	(12)	4	1	(2)

Income (loss) before income taxes	15,318	9,283	9,553	(8,422)
Income tax (expense) benefit	(5,879)	(4,086)	(4,240)	3,237

Net income (loss)	$9,439	$5,197	$5,313	$(5,185)
Other comprehensive loss, net of tax	—	(5)	(3)	(59)

Total comprehensive income (loss)	$9,439	$5,192	$5,310	$(5,244)

The accompanying notes are an integral part of these financial statements.

Mandiant Corporation

Consolidated Statements of Stockholders’ Equity

(in thousands, except for share amounts)

	Convertible Preferred Stock						Common Stock		Additional Paid-In Capital	Other Comprehensive Income	Retained Earnings	Total Stockholders’ Equity
	Series A		Series B		Series C
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance, December 31, 2010	2,027,028	20	5,815,500	58	—	—	10,060,921	101	7,515	—	4,877	12,571
Issuance of Series C convertible preferred stock	—	—	—	—	10,705,632	107	—	—	67,629	—	—	67,736
Common stock warrants issued with Series C convertible preferred stock	—	—	—	—	—	—	—	—	1,300	—	(1,300)	—
Redemption of shares in connection with Series C convertible preferred stock	(1,373,821)	(13)	(3,033,131)	(30)	—	—	(1,725,766)	(18)	(38,115)	—	—	(38,176)
Redemption of shares of Series A and Series B convertible preferred stock	(467,135)	(5)	(97,722)	(1)	—	—	(2,682,567)	(26)	(20,183)	—	—	(20,215)
Tax benefit from redemption of shares	—	—	—	—	—	—	—	—	3,050	—	—	3,050
Tax benefit from stockholder redemption	—	—	—	—	—	—	—	—	730	—	—	730
Stock options exercised	—	—	—	—	—	—	486,486	4	230	—	—	234
Share-based compensation	—	—	—	—	—	—	—	—	263	—	—	263
Net income	—	—	—	—	—	—	—	—	—	—	9,439	9,439

Balance, December 31, 2011	186,072	2	2,684,647	27	10,705,632	107	6,139,074	61	22,419	—	13,016	35,632
Restricted share compensation	—	—	—	—	—	—	1,340,166	14	(13)	—	—	1
Stock options exercised	—	—	—	—	—	—	84,996	1	72	—	—	73
Cancellation of stock options	—	—	—	—	—	—	—	—	(827)	—	—	(827)
Repurchases	—	—	—	—	—	—	(77,118)	(1)	(83)	—	(6)	(90)
Tax benefit for cancellation of stock options	—	—	—	—	—	—	—	—	316	—	—	316
Share-based compensation	—	—	—	—	—	—	—	—	2,878	—	—	2,878
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(5)	—	(5)
Net income	—	—	—	—	—	—	—	—	—	—	5,197	5,197

Balance, December 31, 2012	186,072	2	2,684,647	27	10,705,632	107	7,487,118	75	24,762	(5)	18,207	43,175
Stock options exercised (unaudited)	—	—	—	—	—	—	64,419	1	69	—	—	70
Cancellation of stock options (unaudited)	—	—	—	—	—	—	—	—	(960)	—	—	(960)
Repurchases (unaudited)	—	—	—	—	—	—	(77,846)	(1)	(623)	—	—	(624)
Tax benefit for cancellation of stock options (unaudited)	—	—	—	—	—	—	—	—	627	—	—	627
Share-based compensation (unaudited)	—	—	—	—	—	—	—	—	3,630	—	—	3,630
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	(59)	—	(59)
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(5,185)	(5,185)

Balance, September 30, 2013 (unaudited)	186,072	$2	2,684,647	$27	10,705,632	$107	7,473,691	$75	$27,505	$(64)	$13,022	$40,674

The accompanying notes are an integral part of these financial statements.

Mandiant Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
		(Restated)	(unaudited)
Cash flows from operating activities
Net income (loss)	$9,439	$5,197	$5,313	$(5,185)
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities
Depreciation and amortization	343	1,671	776	3,112
Loss on disposal of property and equipment	17	—	—	—
Provision for doubtful accounts	383	(141)	(122)	519
Deferred income taxes	(663)	354	—	(1,611)
Share-based compensation	263	2,878	1,935	3,630
(Increase) decrease in cash from changes in
Accounts receivable	(5,131)	(8,663)	(6,333)	(10,059)
Inventory	(247)	(145)	(404)	234
Deposits	(114)	(91)	(444)	(1)
Deferred costs	29	(99)	—	(298)
Prepaid expenses and other current assets	(1,388)	(2,556)	(567)	(2,835)
Accounts payable and accrued expenses	471	610	317	1,239
Accrued salaries and related liabilities	2,303	3,726	1,962	5,080
Income taxes payable	(676)	59	497	(59)
Deferred revenue	1,425	5,363	2,339	11,173
Deferred rent	160	64	63	1,786

Net cash and cash equivalents provided by operating activities	6,614	8,227	5,332	6,725
Cash flows from investing activities
Purchase of Unveillance, Inc., net of cash acquired	—	(8,241)	(8,241)	—
Change in restricted cash	(1)	(2,732)	(2,730)	(64)
Purchases of investments	—	(17,001)	(17,000)	(6,000)
Proceeds from maturity of investments	1,498	500	500	10,498
Purchases of property and equipment	(589)	(4,818)	(2,140)	(7,718)

Net cash and cash equivalents provided by (used in) investing activities	908	(32,292)	(29,611)	(3,284)
Cash flows from financing activities
Proceeds from issuance of Series C convertible preferred stock	67,736	—	—	—
Payments from redemption of shares in connection with issuance of Series C convertible preferred stock	(38,176)	—	—	—
Payments for stock tender in connection with redemption of Series A and Series B convertible preferred stock	(20,215)	—	—	—
Payments for purchase of common stock	—	(90)	(13)	(624)
Excess tax benefit from stock tender in connection with Series C convertible preferred stock	3,050	—	—	—
Excess tax benefit from stockholder redemption	730	—	—	—
Payments on notes payable	(23)	—	—	—
Payments for cancellation of stock options	—	(827)	(237)	(960)
Excess tax benefit for cancellation of stock options	—	316	91	627
Proceeds from stock option exercises	234	74	36	70

Net cash and cash equivalents provided by (used in) financing activities	13,336	(527)	(123)	(887)

Effect of currency exchange rate changes on cash	—	(5)	(2)	(59)

Net increase (decrease) in cash and cash equivalents	20,858	(24,597)	(24,404)	2,495
Cash and cash equivalents
Beginning of year	5,895	26,753	26,753	2,156

End of year	$26,753	$2,156	$2,349	$4,651

Supplemental information
Interest paid	$—	$—	$—	$—
Income taxes paid	3,851	4,827	2,600	—

The accompanying notes are an integral part of these financial statements.

Mandiant Corporation

Notes to Consolidated Financial Statements

1. Organization and summary of significant accounting policies

Organization

Mandiant Corporation (the “Company”) was incorporated under the laws of the state of Delaware on January 18, 2006. The Company offers proactive and responsive security-related professional services, education, managed services, software and hardware products to the financial service sector, legal community, government agencies, and other domestic and international clients. The Company has operations in Washington D.C., New York City, Los Angeles, San Francisco, the United Kingdom and Ireland.

On December 30, 2013, the Company entered into a merger agreement with FireEye, Inc. (“FireEye”). See Note 16 for more information about the merger.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and consistent with Article 10 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2013, the related interim consolidated statements of comprehensive income and cash flows for the nine months ended September 30, 2012 and 2013, the statement of stockholders’ equity for the nine months ended September 30, 2013 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and following the requirements of the Securities and Exchange Commission (“SEC”), for interim reporting. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the financial position as of September 30, 2013 and the consolidated results of comprehensive income and cash flows for the nine months ended September 30, 2012 and 2013. The results for the nine months ended September 30, 2013 are not necessarily indicative of the results expected for the full fiscal year.

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In 2013, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance clarifying the accounting for the release of cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. This new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not anticipate that this adoption will have a significant impact on the Company’s financial position, results of operations or cash flows.

In 2013, the FASB also issued new accounting guidance requiring disclosure of items reclassified from other comprehensive income (loss) to net income. This guidance is effective for periods beginning after December 15, 2012. The adoption of this standard did not have any impact on the Company’s financial position, results of operations or cash flows.

Cash and Cash Equivalents

For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.

Investments

Investments consist of U.S. Treasury Bills that are classified as held-to-maturity and measured at amortized cost, which approximates fair value as of the balance sheet date.

Accounts Receivable

Accounts receivable include amounts billed and currently due from customers and unbilled costs and accrued profits primarily related to revenues that have been recognized for accounting purposes but not yet billed to customers. Accounts receivable are recognized at face value and reduced by an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts.

Inventory

Inventory consists of hardware and purchased materials and is stated at the lower of cost or market. Cost is determined using the specific identification method.

Property and Equipment

Property and equipment are recorded at original cost and are being depreciated on a straight-line basis over estimated lives of three to seven years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred.

Goodwill

Goodwill represents the excess of cost over fair value of assets acquired from the Unveillance, Inc. (“Unveillance”) transaction. Goodwill acquired in a business combination is not amortized, but instead reviewed for impairment annually, or more frequently, if impairment indicators arise.

Intangible Assets

The Company’s intangible assets consist of internally developed patents, as well as developed technology, in-process technology, a malware database, and customer relationships acquired in September 2012 with the Company’s purchase of Unveillance (Note 3). Patents consist of legal fees paid by the Company to register the patents. The Company amortizes its intangible assets on a straight-line basis over their estimated useful lives of three to five years. The Company periodically reviews intangible assets for impairment.

Restricted Cash

Restricted cash as of December 31, 2011 consists of collateral for one of the Company’s operating leases. Restricted cash as of December 31, 2012 consists of this collateral amount, as well as amounts payable to a former stockholder of Unveillance. See Note 3 for further discussion on the acquisition of Unveillance.

Restricted cash as of September 30, 2013 consists of amounts payable to a former stockholder of Unveillance, which is classified as current, as well as collateral held for financial obligations in a foreign jurisdiction, which is classified as non-current.

Deferred Costs

Deferred costs represent hardware costs related to service offerings for which a separate unit of accounting has not been established. Accordingly, those costs are recognized ratably over the same period as the underlying deferred revenues, which is generally one to three years.

Deferred Rent

The Company recognizes the minimum non-contingent rents required under operating leases as rent expense on a straight-line basis over the life of the lease, with differences between amounts recognized as expense and the amounts actually paid recorded as deferred rent in the accompanying consolidated balance sheets.

Revenue

The Company’s revenues are primarily derived from product sales, maintenance on those products, and contracts to provide services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection is reasonably assured. The Company considers the nature of these contracts and the types of services provided when it determines the proper accounting method for a particular contract.

In certain arrangements, the Company enters into contracts that include the delivery of a combination of two or more of its service offerings. Such contracts are divided into separate units of accounting and revenue is recognized separately based on relative fair value, and in accordance with the Company’s revenue recognition policy for each element. The majority of the Company’s products are software containing hardware components that operate together to provide the essential functionality of the product.

Product sales include revenue from the sale of perpetual software licenses and hardware sold in conjunction with such licenses. Software licenses are recognized as revenue upon the customer’s execution of a non-cancelable license agreement and delivery of the software, provided that the fee is fixed and determinable, collectability is probable, and no customization of the software is required. Customer support and maintenance revenue, such as telephone support and product enhancements, is unbundled from the software license and is recognized ratably over the maintenance period. Installation and other professional services are generally unbundled from the software license and recognized on performance.

Revenue from fixed-price type service contracts is recognized under the proportional performance method of accounting, with costs and estimated profits included in revenue as work is performed. Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Deferred revenue arises as a result of differences between the timing of revenue recognition and the receipt of cash from a Company’s customers. For the Company, deferred revenue generally results from the following: deferred technical and managed services support and cash received for professional services not yet rendered.

Software Development Costs

In the course of business the Company incurs certain software product development costs on software intended for external use. Capitalization of software production costs related to external use can begin upon the establishment of technological feasibility. The Company defines the establishment of technological feasibility as the completion of a working model of the software product that has been tested to be consistent with the product design specifications and that is free of any uncertainties related to known high-risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors including, but not limited to, materiality, anticipated future gross revenue, estimated economic life, and changes in software and hardware technologies.

During the years ended December 31, 2011 and 2012 such costs were deemed insignificant and have been charged to operations in the accompanying statements of comprehensive income. During the nine months ended September 30, 2013, $587,000 of software development costs were capitalized and are included in property and equipment in the accompanying consolidated balance sheet as of September 30, 2013.

Research and Development

Research and development costs are expensed as incurred. Costs for the development of new software products and substantial enhancements to existing software products are expensed as research and development costs as incurred until technological feasibility has been established. Upfront and milestone payments made to third-parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval.

The majority of the Company’s products and product improvements have been developed internally. Total expenditures for product research and development for the years ended December 31, 2011 and 2012 were $4.1 million and $5.1 million, respectively, and $3.7 million and $5.8 million for the nine months ended September 30, 2012 and 2013, respectively.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2011 and 2012 was $4,000 and $801,000, respectively, and $556,000 and $387,000 for the nine months ended September 30, 2012 and 2013, respectively.

Stock Based Compensation

The Company measures compensation expense for its stock based compensation plans based on the grant date fair value of the equity instruments, which is recognized as compensation expense ratably over the service period. Compensation expense for incentive stock options is determined using the Black-Scholes model, with the following significant assumptions:

	Year Ended December 31, 2011	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
			(unaudited)
Volatility	55%	52%	52%	49%
Expected term	6 years	6 years	6 years	6 years
Annual dividend rate	0%	0%	0%	0%
Risk free interest rate	1.13% – 4.04%	0.75% – 1.09%	0.75% – 1.10%	0.67% – 1.84%

The expected life represents the period of time the stock options are expected to be outstanding and is based on the “simplified method.” Under the “simplified method,” the expected life of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company used the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Volatility was determined by reference to the historical volatility of comparable companies, as the Company’s own shares lack sufficient trading history to determine volatility. The expected dividends are based on management’s expectations for dividend issuances in the future. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Forfeitures are based on the Company’s actual experience with the options awarded.

Fair Value Measurements

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their respective fair values due to their short-term nature.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. The three tiers are defined as follows:

•	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.

The only applicable Level 1 assets are the investments disclosed in Note 5. The Company does not have any Level 2 or Level 3 investments.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company’s cash and cash equivalent accounts exceed federally insured limits at times. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts.

As of December 31, 2011, two customers each represented approximately 12% of total accounts receivable. The Company did not have any one customer with a significant outstanding balance as of December 31, 2012 and September 30, 2013. Contracts with the federal government accounted for approximately 0%, 4% and 3% of total accounts receivable as of December 31, 2011 and 2012 and September 30, 2013, respectively. The Company does not require collateral or other arrangements in connection with these receivables.

There were no contracts that generated greater than 10% of revenue in the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and 2013. Contracts with the federal government accounted for 20% and 15% of the Company’s total revenue for the years ended December 31, 2011 and 2012, respectively, and 15% and 4% for the nine months ended September 30, 2012 and 2013, respectively.

Reclassifications

Certain 2011 balances have been reclassified to conform to the current period presentation.

2. Restatement of Prior Period Financial Statements

During the nine months ended September 30, 2013, the Company identified an error in the classification of changes in its restricted cash within the Statement of Cash Flows for the year ended December 31, 2012. The Company has concluded the impact of this error is material to its previously issued December 31, 2012 financial statements. As a result, the 2012 financial statements have been restated to reflect the correction of this error. The correction of this error resulted in increases in the cash provided by operating activities and cash used in investing activities; however, there was no effect on the Company’s net change in cash and cash equivalents for the year then ended. No other financial statements were affected by this error.

The table below summarizes the correction of each of the affected line items within the statement of cash flows (in thousands):

	For the year ended December 31, 2012
	As Reported	Adjustment	As Restated
Change in restricted cash	$(2,732)	$2,732	—
Net cash and cash equivalents provided by operating activities	5,495	2,732	8,227
Change in restricted cash	—	(2,732)	(2,732)
Net cash and cash equivalents used in investing activities	(29,560)	(2,732)	(32,292)

3. Acquisition

On September 10, 2012, the Company acquired Unveillance pursuant to the Stock Purchase Agreement (“Agreement”). The acquisition allowed Mandiant access to Unveillance’s malware database, and provided Mandiant with a new dimension service. The aggregate consideration paid to the stockholders of Unveillance was approximately $8.3 million, plus an additional $1.7 million (“holdback amount”) which was placed into an interest-bearing segregated bank account of the Company to satisfy potential working capital adjustments and indemnification liabilities of Unveillance and its stockholders. The holdback amount, less amounts set aside for unresolved claims, will be disbursed to the selling stockholder on September 10, 2014. The Company also entered into employment agreements with certain key employees of Unveillance that provides for retention payments in the amount of $3.0 million to be paid at the one and two-year anniversaries of the acquisition if the employees are still employed with the Company. The Company was required to place $1.0 million of the retention amount into the interest-bearing segregated bank account used for the holdback amount. As of December 31, 2012, the balance related to the holdback amount and retention amount was $2.7 million and is included in restricted cash on the consolidated balance sheets. The Company is expensing the holdback and retention bonus amounts ratably over the two years subsequent to the purchase. The acquisition was funded by cash on hand.

The purchase price was allocated to underlying assets and liabilities based on their estimated fair values at the date of acquisition. The purchase price allocation includes goodwill and other intangible assets. Recognition of goodwill is largely attributed to the assembled workforce of Unveillance and other factors. None of the goodwill recognized for the Unveillance acquisition is expected to be deductible for income tax purposes. The following table represents the final purchase price allocation (in thousands):

Cash	$31
Accounts receivable	25
Prepaid expenses and other current assets	2
Property and equipment	5
Goodwill	4,853
Intangibles	5,143
Accounts payable and accrued expenses	(20)
Accrued salaries and related liabilities	(11)
Deferred revenue	(75)
Deferred tax liabilities	(1,682)

Net purchase price	$8,271

In allocating the purchase price, the Company considered, among other factors, analyses of historical financial performance and estimates of future performance of Unveillance’s business, as well as an analysis of the industry in which Unveillance operates. The intangible assets acquired included developed technology of $1.3 million, in-process technology of $130,000, the malware database of $3.7 million and customer relationships of $13,000.

During the year ended December 31, 2012, the Company expensed $42,000 in transaction costs related to the acquisition. These costs are included in selling, general and administrative expense in the accompanying consolidated statements of comprehensive income.

4. Accounts Receivable

Accounts receivable as of December 31, 2011 and 2012 and September 30, 2013 consist of amount due under contracts in progress with Federal Government agencies and commercial entities. Billed accounts receivable are expected to be collected within the following year. The components of accounts receivable are as follows as of (in thousands):

	December 31,		September 30, 2013
	2011	2012
			(unaudited)
Trade accounts receivable	$10,341	$15,799	$26,655
Unbilled receivables	3,855	7,085	6,237

Total accounts receivable	14,196	22,884	32,892
Less: Allowance for doubtful accounts	(827)	(686)	(1,154)

Accounts receivable, net of allowance for doubtful accounts	$13,369	$22,198	$31,738

5. Investments

Investments are classified as held-to-maturity and consist of the following as of (in thousands):

	December 31,		September 30, 2013
	2011	2012
			(unaudited)
U.S. Treasury Bills	$500	$17,001	$12,503

Treasury bills are recorded at amortized cost. No unrealized gains or losses existed as of December 31, 2011 and 2012 and September 30, 2013. These investments are expected to mature within one year at September 30, 2013.

6. Property and Equipment

Property and equipment, net consist of the following as of (in thousands):

	December 31,		September 30, 2013
	2011	2012
			(unaudited)
Furniture, fixtures and equipment	$1,765	$4,472	$8,683
Software	290	1,213	2,876
Leasehold improvements	340	1,518	3,671

	2,395	7,203	15,230

Less: Accumulated depreciation and amortization	(1,135)	(2,264)	(4,181)

Property and equipment, net	$1,260	$4,939	$11,049

Depreciation expense related to property and equipment for the years ended December 31, 2011 and 2012 was $329,000 and $1.1 million, respectively, and $638,000 and $1.9 million for the nine months ended September 30, 2012 and 2013, respectively.

7. Intangible Assets

Intangible assets consisted of the following as of (dollars in thousands):

	Useful Life (in years)	December 31,				September 30, 2013

		2011		2012
						(unaudited)
		Cost	Accumulated Amortization	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Patents	5	$71	$(51)	$71	$(65)	$71	$(68)
Malware database	3			3,684	(409)	3,684	(1,330)
Developed technology	5			1,316	(88)	1,316	(285)
In-process technology	3			130	(14)	130	(47)
Customer relationships	3			13	(1)	13	(5)

Total		$71	$(51)	$5,214	$(577)	$5,214	$(1,735)

The intangible assets have no residual value at the end of their useful lives. Amortization expense for the years ended December 31, 2011 and 2012 was $14,000 and $526,000, respectively, and $138,000 and $1.2 million for the nine months ended September 30, 2012 and 2013, respectively. Estimated amortization expense for the next five years as of September 30, 2013 is as follows (unaudited, in thousands):

Year Ending December 31,
2013 (for the remaining three months)	$385
2014	1,539
2015	1,114
2016	263
2017	175

8. Line of Credit

During the year ended December 31, 2010, the Company obtained a revolving line of credit agreement with Bank of America. Under the terms of the agreement, the Company was able to borrow up to $5.0 million, (limited by a borrowing base as defined in the agreement), with interest at the BBA LIBOR daily floating rate plus 2.25%. The line was secured by substantially all assets of the Company. The line of credit contained various financial covenants, which included a funded debt to EBITDA ratio and a basic fixed charge coverage ratio, and was subject to periodic review by the bank. The Company was in compliance with the financial covenants as of December 31, 2011. There was no outstanding balance on the line of credit as of December 31, 2011. The line of credit expired on October 31, 2012.

On September 21, 2012, the Company obtained a revolving line of credit from Silicon Valley Bank, which expired on September 20, 2013. Under the terms of the agreement, the Company was able to borrow up to $5.0 million, limited by a borrowing base as defined in the agreement, with interest at the Wall Street Journal prime rate. The line of credit was secured by a blanket security interest on all of the Company’s assets. The line of credit contained a minimum adjusted quick ratio covenant not to exceed 1.75:1, which the Company was in compliance with at December 31, 2012. There was no outstanding balance on the line of credit at December 31, 2012.

9. Income Taxes

For the years ended December 31, 2011 and 2012, the components of the provision of income taxes consisted of (in thousands):

	2011	2012
Current
Federal	$4,987	$2,966
State	1,555	765

	6,542	3,731
Deferred
Federal	(516)	315
State	(147)	40

	(663)	355

Provision for income taxes	$5,879	$4,086

The provision for income taxes for the years ended December 31, 2011 and 2012 reflected in the accompanying financial statements varies from the amount which would have been computed using statutory rates as follows (in thousands):

	2011	2012
Income tax computed at the Federal statutory rate	$4,835	$3,169
State income tax, net of Federal income tax effects	1,372	450
Permanent differences and other	(4)	197
Share-based compensation	—	348
R & D Credit (elected reduced credit)	(324)	—
Domestic production activities deduction	—	(78)

Provision for income taxes	$5,879	$4,086

The components of the temporary differences are as follows (in thousands):

	2011	2012
Accrued payroll liabilities	$1,010	$1,422
Allowance for doubtful accounts	329	263
Depreciation and amortization	(506)	(2,553)
Prepaid expenses	(275)	(223)
Deferred rent	142	161
Deferred revenue	72	55
Share-based compensation	53	(541)
Net operating losses	—	205

Net temporary differences	$825	$(1,211)

The Company applies the provisions of ASC 740-10 to uncertain tax positions. ASC 740-10 clarifies accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. If the probability for sustaining a tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon settlement. At December 31, 2012 and September 30, 2013, the Company recognized an accrual for uncertain tax positions of $129,000 and $82,000, respectively.

The Company recognizes penalties and interest related to unrecognized tax benefits as a component of income tax expense.

The Company has analyzed its filing positions in all significant federal, state and foreign jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years prior to 2010.

The Company permanently reinvests cumulative undistributed earnings of its non-U.S. subsidiary in non-U.S. operations. U.S. federal income taxes have not been provided for in relation to undistributed earnings to the extent that they are permanently reinvested in the Company’s non-U.S. operations. It is not practical at this time to determine the income tax liability that would result upon repatriation to the United States. As of December 31, 2012 and September 30, 2013, the undistributed earnings of the Company’s foreign subsidiary were immaterial.

10. Commitments and Contingencies

Operating Lease Commitments

The Company is obligated, as lessee, under non-cancellable operating leases for office space in New York, Virginia, California, New Mexico, Michigan, Ohio, Ireland and the United Kingdom.

The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining non-cancellable lease term in excess of one year as of December 31, 2012 (in thousands):

Year Ending December 31,
2013	$2,643
2014	2,775
2015	2,516
2016	1,835
2017	1,583

$11,352

Total rent expense for the years ended December 31, 2011 and 2012 was $1.2 million and $2.0 million, respectively, and $1.4 million and $2.5 million for the nine months ended September 30, 2012 and 2013, respectively.

Legal Contingencies

The Company is a party to a variety of legal proceedings that arise in the normal course of business. While the results of such normal course legal proceedings cannot be predicted with certainty, management believes, based on current knowledge, that the final outcome of any matters will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

11. Retirement Plan

The Company sponsors a tax deferred retirement plan under the Internal Revenue Code to provide retirement benefits for all eligible employees. Participating employees may voluntarily contribute up to limits provided by Internal Revenue Service regulations. The Company has elected to have a safe harbor match which equals to 100% on the first 4% of compensation deferred as an elective deferral at year end. All employees are immediately vested in the safe harbor contributions. The Company contributed $631,000 and $1.2 million to the plan during the years ended December 31, 2011 and 2012, respectively, and $755,000 and $1.4 million for the nine months ended September 30, 2012 and 2013, respectively.

12. Stockholders’ Equity

The Company is authorized to issue two classes of stock to be designated common stock and preferred stock. As of September 30, 2013, the Company had one class of common stock and three separate series of preferred stock, “Series A,” “Series B,” and “Series C.” The Company is authorized to issue a total of 35,000,000 shares of common stock and 18,548,228 shares of preferred stock, of which 2,027,028 are Series A, 5,815,500 are Series B and 10,705,700 are Series C. Both the common stock and preferred stock have a par value of $0.01 per share.

Preferred Series C Investment

On April 6, 2011, the Company amended its capital structure and authorized the sale of Series C preferred stock. The Company issued 10,705,632 shares of Series C convertible preferred stock with a value of $6.54 per share, and received proceeds of $67.7 million, net of $2.3 million in closing costs. The proceeds of the issuance were to be used for redemption of outstanding shares as well as general corporate purposes.

In conjunction with the Series C investment the Company repurchased 6,132,718 outstanding shares, including 1,725,766 of common stock, 1,373,821 of Series A preferred and 3,033,131 of Series B preferred, for a total cost of $29.5 million, net of closing costs. The Company retired all of the repurchased shares upon repurchase.

In connection with the Series C preferred stock issuance, the Company issued 204,043 warrants to purchase common shares of the Company at an exercise price equal to $0.01, exercisable through April 5, 2016. The value of these warrants amounted to $1.3 million. All of these warrants remained outstanding as of September 30, 2013.

Prior to April 2011, the Company had two classes of common stock. As part of the Preferred Series C investment, the Company re-characterized the two classes of stock into one class.

Tender Offer

In May 2011, the Company entered into a tender offer to buy back up to 43.82% or 3,247,424 shares of vested options or shares of stock, including 2,682,567 shares of common stock, 467,135 shares of Series A, and

97,722 shares of Series B. The offer was fully subscribed and the Company paid $20.2 million for the shares. The Company received a tax deduction of $9.5 million as a result of the tender offer. All of the repurchased shares were retired by the Company upon the repurchase.

Common Stock

The common stock has a par value of $0.01. The key rights of the common stock include the following:

•	Dividends—Common stockholders are entitled to dividends as declared by the board of directors. Dividends are subject to any preferential dividend rights of any then outstanding preferred stock.

•

Liquidation preference—In the event of any liquidation, dissolution, or winding up of the Company, the common stockholders are entitled to receive, after payments are made with respect to preferred stock, a ratable distribution of the remaining assets of the Company along with the preferred stockholders, subject to any preferential dividend rights of any then outstanding preferred stock.

•	Voting rights—The holders of common stock are entitled to one vote for each share of common stock held.

During 2010, the Company determined that a stockholder had issued incentive stock options to certain employees to purchase 2,315,000 shares of common stock from the stockholder. There were 575,000 and 485,000 of these options outstanding as of December 31, 2012 and September 30, 2013, respectively.

Convertible Preferred Stock

All classes of the preferred stock have a par value of $0.01. The key rights of the preferred stock include the following:

•

Dividends—If the board of directors shall have declared dividends with respect to the common stock, then simultaneously with the payment of such dividends with respect to the shares of common stock the Company shall pay dividends on the shares of preferred stock, on an as-if-converted to common stock basis, in an amount per share equal to the amount per share paid on each share of common stock.

•

Voting Rights—Each holder of outstanding shares of Series A, Series B and Series C convertible preferred stock is entitled to the number of votes equal to the number of the whole shares of common stock into which the shares of Series A, Series B and Series C preferred stock held by such holders are convertible.

•

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B and Series C preferred stock are entitled to receive, before any payments shall be made in respect to common stock, an amount per share equal to the original issue price, subject to adjustments, plus all accrued and unpaid dividends on the classes of preferred stock. Such original issue prices were $0.703 per share for the Series A preferred stock, $0.8878 per share for the Series B preferred stock and $6.53782 per share for the Series C preferred stock.

•

Conversion Rights—Each Series A, Series B and Series C convertible preferred share is convertible, at any time, at the option of the holder into such number of shares of common stock as determined by dividing the original issue price of preferred stock by the series preferred conversion price which shall initially be the original issue price of the preferred stock. The conversion ratio is subject to equitable adjustment for stock splits, combinations or similar transactions, common stock dividends and distributions, or the sale of shares below the respective conversion prices.

13. Stock Option Plan

The Company’s 2011 Equity Incentive Plan (the “2011 Plan”) provides for the award of stock options, stock bonuses and restricted stock awards. In addition to the 2011 Plan, the Company has one other stock option plan

(the “2006 Plan”). In April of 2011, the 2006 Plan was consolidated into the 2011 plan such that all future grants will be granted under the 2011 Plan and shares that are not issued as a result of cancellation, expirations or forfeitures, will become available for grant under the 2011 Plan. Options generally become exercisable over a period of three to four years after the date of grant and expire ten years after the date of grant. The stock options will expire no later than ten years after the date of grant.

The 2011 Plan permits the granting of options to acquire up to 4,752,721 shares of common stock. As of December 31, 2012 and September 30, 2013, 532,426 and 282,877 shares remained available for future grant, respectively.

Share-based compensation expense related to stock options and restricted stock awards is included in the following line items in the accompanying consolidated statements of comprehensive income (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(unaudited)
Engineering and cost of revenues	$113	$747	$517	$1,119
Research and development expense	—	—	—	—
Selling, general and administrative expense	150	2,131	1,418	2,511

Total	$263	$2,878	$1,935	$3,630

The following is a summary of the option activity:

	Number of Shares	Weighted- Average Exercise Price (per share)	Aggregate Intrinsic Value (in thousands)
Options outstanding December 31, 2010	1,630,581	$0.71	$471
Granted	1,334,750	6.19
Exercised	(486,486)	0.48
Forfeited/cancelled	(40,222)	0.79

Options outstanding December 31, 2011	2,438,623	$3.75	$6,600

Granted	1,937,246	1.99
Exercised	(1,425,162)	6.60
Forfeited/cancelled	(235,668)	4.40

Options outstanding December 31, 2012	2,715,039	$4.38	$8,262

Granted (unaudited)	1,398,991	7.64
Exercised (unaudited)	(64,419)	0.97
Forfeited/cancelled (unaudited)	(255,993)	3.59

Options outstanding September 30, 2013 (unaudited)	3,793,618	$5.69	$7,335

Exercisable at December 31, 2012	1,151,393	$2.51	$5,660
Vested and expected to vest at December 31, 2012	2,594,085	$4.32	$8,049
Exercisable at September 30, 2013 (unaudited)	1,497,272	$3.56	$6,056
Vested and expected to vest at September 30, 2013 (unaudited)	3,560,558	$5.62	$7,207

The following summarizes the information about stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at 12/31/2012	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable at 12/31/2012	Weighted- Average Exercise Price
$0.05	110,455	3.7		110,455
0.70	58,905	4.1		58,905
0.89	573,214	5.3		573,214
1.00	196,834	7.2		35,517
4.39	15,000	8.1		8,749
6.21	1,198,301	8.8		363,022
6.46	562,330	9.4		1,531

	2,715,039	7.8	$4.38	1,151,393	$2.51

A summary of changes in the Company’s non-vested options is presented below:

	Number of Options	Weighted-Avg Grant Date Fair Value
Nonvested Options
Nonvested at January 1, 2012	1,528,074	$5.41
Granted	597,080	6.46
Vested	(405,517)	4.32
Forfeited	(155,991)	6.25

Nonvested at December 31, 2012	1,563,646	6.01
Granted (unaudited)	1,398,991	3.48
Vested (unaudited)	(566,389)	2.51
Forfeited (unaudited)	(137,402)	3.28

Nonvested at September 30, 2013 (unaudited)	2,258,846	$3.41

As of December 31, 2012, there was approximately $2.4 million of total unrecognized cost that is expected to be recognized over a weighted-average period of 2.9 years. As of September 30, 2013, there was approximately $6.3 million of total unrecognized cost that is expected to be recognized over a weighted-average period of 2.9 years.

The weighted-average fair value of employee options granted during the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013 was $3.40, $3.16 and $3.48, respectively. The aggregate intrinsic value of the options exercised during the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013 was $2.8 million, $509,000 and $425,000, respectively. The total fair value of shares vested during the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2013 was $22,000, $1.2 million and $1.4 million, respectively.

Restricted Stock Awards

The Company began granting restricted stock awards during the year ended December 31, 2012. These restricted stock awards are subject to service based vesting and generally vest over a period of four years from the date of grant with an initial 25% vesting cliff at the end of the first year and with the remaining shares vesting monthly thereafter. Holders of restricted stock awards have the right to vote and receive dividends based on their restricted stock awards. The restricted stock awards are considered issued and outstanding at the date the award is granted.

A summary of changes in the Company’s nonvested shares is presented below:

	Number of Restricted Shares	Weighted- Average Grant Date Fair Value
Nonvested Shares
Nonvested at January 1, 2012	—	$—
Granted	1,340,166	6.59
Vested	(121,823)	6.59
Forfeited	—	—
Nonvested at December 31, 2012	1,218,343	6.59
Granted (unaudited)	—	—
Vested (unaudited)	(358,948)	6.46
Forfeited (unaudited)	—	—

Nonvested at September 30, 2013 (unaudited)	859,395	$6.64

The compensation expense is recognized over the award’s vesting period. The fair value of the restricted stock awards is measured using the fair market value of the Company’s common stock on the date of grant. The total compensation expense related to restricted stock awards for the year ended December 31, 2012 and the nine months ended September 30, 2013 was $1.5 million and $2.0 million, respectively. As of December 31, 2012, there was approximately $6.8 million of total unrecognized cost that is expected to be recognized over a weighted-average period of 3.2 years. As of September 30, 2013, there was approximately $4.9 million of total unrecognized cost that is expected to be recognized over a weighted-average period of 2.6 years.

14. Comprehensive Income (Loss)

The financial positions and results of operations of the Company’s foreign subsidiaries are based on the local currency as the functional currency, and are translated to U.S. dollars for financial reporting purposes. Assets and liabilities of the subsidiaries are translated at the exchange rate in effect at the end of the respective financial reporting period. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders’ equity.

The Company did not have any items of comprehensive income or loss other than net income for the year ended December 31, 2011. The Company had $5,000 in comprehensive loss for the year ended December 31, 2012 related to currency translation adjustments. The Company had $3,000 and $59,000 in comprehensive loss for the nine months ended September 30, 2012 and 2013, respectively, related to currency translation adjustments.

15. Related Party Transaction

During 2012, the Company entered into an agreement to integrate the Company’s Mandiant for Security Operations™ system and FireEye, Inc.’s FireEye Malware Protection System™ (MPS). There were no revenues generated or expenses incurred related to this agreement during the year ended December 31, 2012 and during the nine months ended September 30, 2013.

During the nine months ended September 30, 2013, the Company recorded notes receivable from certain executives in the amount of $371,000. The notes receivable have an interest rate of 2.4% and mature within the following year. The notes receivable are included in prepaid expenses and other current assets in the accompanying consolidated balance sheet as of September 30, 2013.

16. Subsequent Events

Management has evaluated subsequent events for disclosure in these financial statements through February 1, 2014, which is the date the financial statements are available for issuance.

David DeWalt resigned from the board of directors in October 2013. Mr. DeWalt continued to serve as an advisor to the Company from October 2013 until the closing of the merger with FireEye on December 30, 2013.

In November 2013, the board of directors approved by unanimous written consent to reserve an additional 410,598 shares for the 2011 Plan. In addition, the board of directors approved by unanimous written consent to grant 505,000 stock option awards to certain executives.

On December 30, 2013, FireEye acquired all the outstanding shares of the capital stock of the Company for shares of FireEye’s common stock and $106.5 million in cash. In connection with the merger, all of the outstanding stock options and restricted stock awards of the Company were converted into stock options or restricted stock awards, respectively, denominated in shares of FireEye’s common stock.